DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-117275
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-117275

Ladies and Gentlemen:

     On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated December 31, 2004 to the Partnership's prospectus dated October 7, 2004.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     ------------------------
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                  December 2004


The redemption value for Citigroup Diversified Futures Fund L.P. was $974.48 per unit at the end of December, down 0.1% for the month and up 0.5% for the year.

For the month, gains in trading the financial portion of the Fund's portfolio were offset by losses in the commodity sectors. Within the financial sectors, trading gains for the month came predominantly from the stock index and non-U.S. fixed income sectors, as several economies continued to expand at paces not considered overly inflationary. A fragile recovery in Europe has supported local sovereign bond prices resulting in positive results for long bond positions. Positions in non-U.S. currencies against the U.S. dollar suffered losses as the dollar rallied early in the month only to reverse slightly later in the month. The exception to this was the Euro which continued to move to historic highs and produced an overall profit for the Fund in currency trading.

Commodity market trading was unprofitable in most sectors. In metals trading, gold and silver prices, which had risen steadily since April, declined as the U.S. Dollar stemmed its decline. In energy trading, crude oil continued its decline from recent all-time highs against advisor's established long positions. Smaller losses were incurred in softs and grains sectors.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.

As of December 31, 2004, advisors to the Fund are Aspect Capital Limited, Drury Capital, Inc., Graham Capital Management L.P., John W. Henry & Company, Inc., Willowbridge Associates Inc., Winton Capital Management Limited and Capital Fund Management S.A.


Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                           For the Period December 1,
                            Through December 31, 2004

                                                      Percent
                                                     of Average
                                                     Net Assets
                                                       --------
Realized gains from trading            $45,157,373       5.58%
Change in unrealized gains/losses
     from trading                      (41,773,318)     (5.17)
                                       -----------      -----
                                         3,384,055       0.41
Less, Brokerage commissions
     and clearing fees ($271,049)        4,491,636       0.55
                                       -----------      -----
Net realized and unrealized losses      (1,107,581)     (0.14)
Interest Income                          1,052,132       0.13
                                       -----------      -----
                                           (55,449)     (0.01)
Less, Expenses:
     Management fees                     1,328,918       0.16
     Incentive fees                       (638,499)     (0.08)
     Other expenses                        355,135       0.05
                                       -----------      -----
                                         1,045,554       0.13
                                       -----------      -----
Net loss                                (1,101,003)     (0.14)%
                                                        ======

Additions (153.7169 G.P. units
at November 30, 2004 net asset
value per unit of $975.82)                 150,000
Additions (32,551.0852 L.P. units
at November 30, 2004 net asset
value per unit of $975.82)              31,764,000
Redemptions (9,752.5744 L.P. units
at December 31, 2004 net asset
value per unit of $974.48)              (9,503,689)
                                       -----------
Increase in net assets                  21,309,308
Net assets November 30, 2004           783,015,329
                                       -----------
Net assets December 31, 2004          $804,324,637
                                       ===========

Net Asset Value per unit
  ($804,324,637 / 825,687.7104 Units)      $974.13
                                       ===========

Redemption value per unit  (Note 1)        $974.48
                                       ===========

Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $974.48.

The net asset value per unit of $974.13 is reflective of charging offering and organizational expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By: /s/ Daniel R. McAuliffe, Jr.
        ---------------------------------
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director
        Citigroup Managed Futures LLC
        General Partner, Citigroup
        Diversified Futures Fund L.P.